Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact:
Claudine Bianchi
978-946-7726
cbianchi@navisite.com
NaviSite Reports Second Quarter Fiscal Year 2010 Financial Results
Bookings of recurring revenue of $0.9 million, up 23% over prior year
Quarterly adjusted EBITDA of $9.1 million, up 4% over prior year
Andover, MA, March 11, 2010 — NaviSite, Inc. (NASDAQ: NAVI), a leading provider of cloud enabled enterprise-hosting and application-management services, today reported financial results for the second quarter fiscal year 2010, which ended on January 31, 2010.
•	Recurring hosting revenue was $36.1 million for the second quarter, an increase of 2%, compared to $35.3 million for the second quarter of fiscal year 2009. The second quarter of fiscal year 2009 included $0.8 million of hosting revenue from NaviSite’s former Los Angeles data center, which lease NaviSite did not renew at the end of the third quarter of fiscal year 2009. Excluding the Los Angeles hosting revenue in the second quarter of fiscal year 2009, recurring hosting revenue increased 4%.
•	Total revenue for the quarter ended on January 31, 2010, was $37.7 million, compared to $38.0 million in the second quarter of fiscal year 2009, representing a year-over-year decrease of 1%. The expected decrease in total revenue for the quarter was due to the planned decline in NaviSite’s recurring hosting revenue resulting from the nonrenewal of the Los Angeles data center and due to a reduction of professional-services revenue during these periods.
•	Gross margin improved to 34% for the second quarter, representing a two-percentage-point increase from the 32% recorded in the second quarter of the previous year.
•	Income from operations improved 30% for the second quarter of fiscal year 2010, increasing to $2.2 million, compared to $1.7 million in the second quarter of fiscal year 2009.

•	EBITDA, excluding impairment costs, stock-based compensation, severance and other non-operational charges (“EBITDA, as adjusted”), for the second quarter was $9.1 million, representing a year-over-year increase of 4%.
•	Net loss attributable to common shareholders for the second quarter of fiscal year 2010 was $2.9 million, or $(0.08) per share, compared to a loss of $3.3 million, or $(0.09) per share, in the second quarter of fiscal year 2009.
•	Cash generated from operating activities for the second quarter of fiscal year 2010 was $12.5 million, representing an increase of 396% from the $2.5 million recorded in the second quarter of fiscal year 2009.
“We are on track to see accelerated growth in our bookings and hosting revenue from our Enterprise Customers. Our increased focus on this customer segment is yielding new and significantly larger opportunities as we leverage our experience in complex hosting solutions and prepare to launch our Managed Cloud Offering to these Enterprise customers,” said Arthur Becker, Chief Executive Officer of NaviSite.
Quarterly Business Highlights
•	Booked approximately $0.86 million of new monthly recurring hosting revenue (“MRR”) in the second quarter of fiscal year 2010, an increase of 112% from the $0.40 million booked in the first quarter of fiscal year 2010 and an increase of 23% from the $0.70 million booked in the second quarter of fiscal year 2009.
•	Signed $25.3 million of hosting contract value, with an average contract term of 30 months during the second quarter of fiscal year 2010 for recurring enterprise-hosting business, an increase of 183% compared to bookings of $8.9 million in recurring hosting-contract value in the previous quarter and $18.9 million in hosting-contract value in the second quarter of 2009.
•	Customer churn, defined as the percentage loss of a customer or a reduction in a customer’s monthly recurring revenue from our active customer pool, was 1.1% per month during the quarter, compared to 1.3% in the prior quarter and 1.0% a year ago.

Subsequent Event
•	Announced the sale on February 19, 2010 of our Lawson / Kronos Application Services business to Velocity Technology Solutions, Inc. for $56.0 million in cash. NaviSite will use all of the net sale proceeds for debt repayment.
Conference Call Scheduled for March 11, 2010
NaviSite, Inc. Chief Executive Officer Arthur Becker and Chief Financial Officer Jim Pluntze will host a conference call on Thursday, March 11, 2010, at 5:00 p.m. Eastern Time to discuss the company’s financial results for its second quarter fiscal year 2010.
UPDATE NaviSite’s conference call can be accessed by dialing 866.314.9013 (International: +1.617.213.8053) and entering passcode 32048078. Alternatively, participants can listen to a live webcast of the call available through NaviSite’s website at http://navisite.com/investors/events. A replay of the call will be accessible following the conference call by dialing 888.286.8010 (International: +1.617.801.6888) and using passcode 33055006.
EBITDA
EBITDA is not a recognized measure for financial-statement presentation under United States generally accepted accounting principles (“GAAP”). NaviSite believes that the non-GAAP measure of EBITDA, as adjusted, provides investors with a useful supplemental measure of our actual and expected operating and financial performance by excluding the impact of interest, taxes, depreciation and amortization. We also exclude impairment costs, stock-based compensation, severance and other non-recurring charges from our non-GAAP measure, as such items may be considered to be of a non-operational nature. EBITDA does not have any standardized definition and therefore may not be comparable to similar measures presented by other reporting companies. We use EBITDA, as adjusted, to assist in evaluating our actual and expected operating and financial performance. These non-GAAP results should not be evaluated in isolation from, or as a substitute for, our financial results prepared in accordance with GAAP. A table reconciling our net loss, as reported, to EBITDA, as adjusted, is included in the condensed consolidated financial statements in this release. We believe that using EBITDA, as adjusted, as a performance measure, together with net loss, will help investors better understand our underlying financial performance.

About NaviSite
NaviSite, Inc. (NASDAQ: NAVI) is a leading worldwide provider of enterprise-class, cloud-enabled hosting, managed applications and services. With over 20 years experience, the Company provides a full suite of reliable and scalable managed services, including Applications Services, industry-leading Enterprise Hosting, and Managed Cloud Services for enterprises looking to outsource IT infrastructures and lower their capital and operational costs. Over 1,400 customers depend on NaviSite for customized solutions, delivered through a global footprint of over a dozen state-of-the-art data centers supported by approximately 650 professionals. For more information on NaviSite services, please visit www.navisite.com.
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This release contains forward-looking statements that address a variety of subjects, including NaviSite’s expected future operating and financial results, such as profitability, revenue growth and EBITDA, the success and performance of our product and service offerings and our strategic business plans for growing its customer base and increasing sales. All statements other than statements of historical fact — including, without limitation, those with respect to our goals, plans and strategies set forth herein — are forward-looking statements. The following important factors and uncertainties, along with general economic conditions, changes in economic conditions and others, could cause actual results to differ materially from those described in these forward-looking statements. Our success — including our ability to improve our gross profit, to improve our cash flows, to expand our operations and revenue and to reach and sustain profitability — depends in part on our ability to execute on our business strategy and the continued and increased demand for, and market acceptance of, our products and services. We may not remain compliant with our agreement with our senior secured lenders, including financial covenants. Our financial forecasts may not be achieved, including those as to expected EBITDA and revenue. We may be unable to raise the necessary funds to meet our payment obligations to our lending group under our senior secured credit facility and other creditors. We may not be able to expand our operations in accordance with our business strategy. We may experience difficulties integrating technologies, operations and personnel in accordance with our business strategy. Our products, technologies and resources may not successfully operate with the technology, resources and applications of third parties. We derive a significant portion of our revenue from a small number of customers, and the loss of any of those customers could significantly damage our financial condition and results of operations. Competition has increased, and technological changes made, in the markets in which we compete. For a detailed discussion of cautionary statements that may affect our future results of operations and financial results, please refer to our filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and our quarterly reports on Form 10-Q. Forward-looking statements represent our current expectations and are inherently uncertain. We do not undertake any obligation to update forward-looking statements that we make. All logos, company and product names may be trademarks or registered trademarks of their respective owners.

NaviSite Financial Tables
Condensed Consolidated Statements of Operations

	For the Three Months Ended		For the Six Months Ended
	January 31, 2010	January 31, 2009	January 31, 2010	January 31, 2009
	Unaudited
	(In thousands, except per share amounts)
Revenue	$37,617	$37,907	$74,331	$77,989
Revenue, related parties	74	111	168	194

Total revenue	37,691	38,018	74,499	78,183

Cost of revenue, excluding stock compensation, restructuring, depreciation and amortization	18,776	19,822	37,164	41,234
Depreciation and amortization	5,665	5,698	11,219	11,430
Stock compensation	287	307	581	697
Restructuring charge	—	(5)	—	209

Cost of revenue	24,728	25,822	48,964	53,570

Gross profit	12,963	12,196	25,535	24,613

Operating expenses:
Selling and marketing, excluding stock compensation and restructuring charge	5,250	4,900	10,065	10,379
General and administrative, excluding stock compensation and restructuring charge	5,017	5,289	10,170	10,579
Stock compensation	543	429	1,120	1,060
Restructuring charge	—	(82)	—	180

Total operating expenses	10,810	10,536	21,355	22,198

Income from operations	2,153	1,660	4,180	2,415

Other income (expense):
Interest income	4	21	11	25
Interest expense	(3,778)	(3,905)	(7,755)	(7,173)
Other income (expense), net	182	232	280	693

Loss from operations before income taxes	(1,439)	(1,992)	(3,284)	(4,040)

Income taxes	(499)	(499)	(1,038)	(998)

Net loss	(1,938)	(2,491)	(4,322)	(5,038)

Accretion of preferred stock dividends	(925)	(825)	(1,824)	(1,627)

Net loss attributable to common stockholders	$(2,863)	$(3,316)	$(6,146)	$(6,665)

Basic and diluted net loss per common share:

Net loss attributable to common stockholders	$(0.08)	$(0.09)	$(0.17)	$(0.19)

Basic and diluted weighted average number of common shares outstanding	36,269	35,457	36,136	35,401

NaviSite Financial Tables
Net Loss to EBITDA, as Adjusted, Reconciliation

	For the Three Months Ended
	January 31, 2010	January 31, 2009
	Unaudited
	(In thousands)
Net loss, as reported	$(1,938)	$(2,491)

Depreciation	4,373	4,039
Amortization	1,504	1,832
Interest income/expense, net	3,774	3,884
Income taxes	499	499

EBITDA	8,212	7,763

Stock-based compensation	830	769
Severance	38	116
Transaction fees and integration costs	33	111

EBITDA, as adjusted (excludes impairment costs, stock based compensation, severance transaction fees and integration costs)	$9,113	$8,759

	For the Six Months Ended
	January 31, 2010	January 31, 2009
	Unaudited
	(In thousands)
Net loss, as reported	$(4,322)	$(5,038)

Depreciation	8,543	8,105
Amortization	3,074	3,670
Interest income/expense, net	7,744	7,148
Income taxes	1,038	998

EBITDA	16,077	14,883

Stock based compensation	1,701	1,737
Severance	73	649
Transaction fees and integration costs	34	115

EBITDA, as adjusted (excludes impairment costs, stock based compensation, severance transaction fees and integration costs)	$17,885	$17,384

NaviSite Financial Tables

Condensed Consolidated Balance Sheets

	January 31, 2010	July 31, 2009
	Unaudited
	(In thousands)
ASSETS

Current assets:
Cash and cash equivalents	$945	$10,534
Accounts receivable, less allowance for doubtful accounts of $1,887 and $1,820 at January 31, 2010 and July 31, 2009, respectively	15,940	16,417
Unbilled accounts receivable	1,599	1,361
Prepaid expenses and other current assets	7,937	6,336

Total current assets	26,421	34,648

Non-current assets	115,254	129,032

Total assets	$141,675	$163,680

LIABILITIES, PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities:
Notes payable, current portion	$199	$10,603
Capital lease obligations, current portion	2,035	3,040
Accounts payable	8,617	5,375
Accrued expenses, deferred revenue, deferred other income and customer deposits	19,794	16,606

Total current liabilities	30,645	35,624

Total non-current liabilities	117,080	132,280

Total liabilities	147,725	167,904

Preferred stock	32,703	30,879

Total stockholders’ equity (deficit)	(38,753)	(35,103)

Total liabilities, preferred stock and stockholders’ equity (deficit)	$141,675	$163,680

NaviSite Financial Tables

Condensed Consolidated Statements of Cash Flow

	For the Three Months Ended
	January 31, 2010	January 31, 2009
	Unaudited
	(In thousands)
Net cash provided by operating activities	$12,476	$2,496

Net cash used for investing activities	(4,570)	(2,543)

Net cash used for financing activities	(11,122)	(1,873)

Effect of exchange rate changes on cash	(17)	(142)

Net increase (decrease) in cash and cash equivalents	(3,233)	(2,062)

Cash and cash equivalents, beginning of period	4,178	5,020

Cash and cash equivalents, end of period	$945	$2,958

	For the Six Months Ended
	January 31, 2010	January 31, 2009
	Unaudited
	(In thousands)
Net cash provided by operating activities	$17,081	$12,045

Net cash used for investing activities	(8,321)	(6,280)

Net cash provided by (used for) financing activities	(18,336)	(5,727)

Effect of exchange rate changes on cash	(13)	(341)

Net increase (decrease) in cash and cash equivalents	(9,589)	(303)

Cash and cash equivalents, beginning of period	10,534	3,261

Cash and cash equivalents, end of period	$945	$2,958